EXHIBIT 99.1

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES

$2.0 MILLION SHARE REPURCHASE PROGRAM

Auburn National Bancorporation, Inc., Auburn, Alabama (the “Company”), announced today that the Company’s Board of Directors has authorized the Company to repurchase up to an aggregate of $2.0 million of its outstanding shares of common stock in the open market, in negotiated transactions, block purchases, private transactions and otherwise, from time to time, through November 30, 2004. The Company is not required to acquire any specific number of shares and may terminate its share repurchase program at any time.

Auburn National Bancorporation, Inc. intends to fund the repurchase of its common stock using a portion of the proceeds from its recent issuance of trust preferred securities.

“Auburn National Bancorporation’s management and board of directors are committed to maximizing shareholder value,” said E.L. Spencer, Jr., the Company’s Chairman and Chief Executive Officer. “At current market prices, we believe the share repurchase program represents an attractive investment and a prudent use of a portion of the proceeds from our recent trust preferred offering.”

Auburn National Bancorporation, Inc. is the parent company of AuburnBank, with consolidated total assets of approximately $519 million. The common stock of the Company trades on the Nasdaq Small Cap Market under the symbol “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, which is incorporated herein by reference.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.